Exhibit 4.1

AMENDMENT NO. 3 TO CREDIT AGREEMENT AND AMENDMENT NO. 2 TO

COLLATERAL ASSIGNMENT

AMENDMENT NO. 3 TO CREDIT AGREEMENT AND AMENDMENT NO. 2 TO COLLATERAL ASSIGNMENT dated as of April 29, 2010 (the “Amendment”) among ALLBRITTON COMMUNICATIONS COMPANY, a Delaware corporation (the “Borrower”), the subsidiaries of the Borrower signatories hereto (the “Guarantors”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Banks”), BANK OF AMERICA, N.A., as administrative agent (the “Agent”) for the Banks, and DEUTSCHE BANK SECURITIES, INC., as syndication agent (the “Syndication Agent”).

PRELIMINARY STATEMENTS:

(1) The Borrower, the Banks, the Agent and the Syndication Agent have entered into a Credit Agreement dated as of August 23, 2005, as amended by Amendment No. 1 to Loan Documents, executed on February 5, 2009 and by Amendment No. 2 to Credit Agreement, executed on November 13, 2009 (the “Credit Agreement”). The Agent and certain of the Guarantors have entered into a Collateral Assignment of Proceeds and Security Agreement dated as of August 23, 2005, as amended by Amendment No. 1 to Loan Documents, executed on February 5, 2009 (the “Collateral Assignment”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The Borrower and the Majority Banks have agreed to amend the Credit Agreement and the Collateral Assignment as hereinafter set forth.

SECTION 1. Amendments to Credit Agreement.

(a) Section 1.1 of the Credit Agreement is hereby amended as follows:

i. The definition of “Affiliate” in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Affiliate. With respect to any Person, a Person (a) that directly or indirectly through one or more intermediaries controls, is controlled by or is under direct or indirect common control with ACC or any Restricted Subsidiary, (b) that directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of voting stock of ACC or any Restricted Subsidiary or (c) 10% or more of the voting stock (or in the case of a Person that is not a corporation, 10% or more of the equity interests) of which is beneficially owned or held by ACC or any Restricted Subsidiary. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.”

ii. The definition of “Change of Control” in Section 1.1 of the Credit Agreement is hereby amended (i) by deleting the word “or” appearing immediately prior to clause (e) thereof and (ii) by inserting the following phrase immediately after clause (e) thereof: “; or (f) a “Change of Control” or any comparable term under, and as defined in, the ACC Senior Notes Indenture, shall have occurred”.

iii. The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended by amending and restating the first paragraph thereof to read in its entirety as follows:

“Consolidated EBITDA. For any period, an amount equal to (a) the sum of (i) Consolidated Net Income for such period, plus (ii) depreciation, amortization and all other non-cash charges for such period, plus (iii) to the extent deducted in the calculation of Consolidated Net Income, Consolidated Total Interest Expense and income taxes paid or payable for such period, plus (iv) extraordinary losses (including, for the avoidance of doubt, any losses incurred in connection with the early extinguishment of Indebtedness) less (b) extraordinary gains (including, for the avoidance of doubt, any gains incurred in connection with the early extinguishment of Indebtedness) for such period, determined in accordance with GAAP, to the extent not deducted in the calculation of Consolidated Net Income.”

iv. The definition of “Consolidated Net Income” in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Consolidated Net Income. For any period, the net income of the Borrower and its Subsidiaries for such period, after deduction of all expenses, taxes, and other proper charges for such period, determined on a consolidated basis in accordance with GAAP, after eliminating therefrom (a) all extraordinary nonrecurring gains or losses, including, without limitation, any gains (or losses) from any Sale of any Station or other assets and, for the avoidance of doubt, any gains (or losses) incurred in connection with the early extinguishment of Indebtedness, and (b) non-cash dividends or non-cash distributions from Investments, but without any reduction on account of any minority interest in a Majority-Owned Subsidiary.”

v. The definition of “Maturity Date” in Section 1.1 of the Credit Agreement is hereby amended by replacing the date “August 23, 2011” with the date “April 29, 2013.”

vi. The definition of “Net Debt Proceeds” in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Net Debt Proceeds. With respect to the issuance of any instruments or securities evidencing Indebtedness of the Borrower or any of its Subsidiaries that is not permitted by this Agreement, the gross amount of cash proceeds received by the Borrower or any of its Subsidiaries in respect of such issuance, less (to the extent applicable and without duplication) reasonable sales and underwriting commissions, investment banking, accounting and legal fees and disbursements, and printing expenses and governmental fees incurred in connection with such issuance and payable by the issuer of such instruments or other securities.”

vii. The definition of “Permitted Refinancing Indebtedness” in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Permitted Refinancing Indebtedness. Any renewals, extensions, substitutions, refinancings or replacements of the Senior Notes Documents, including any successive extensions, renewals, substitutions, refinancings or replacements so long as (i) the Maturity of such Indebtedness is not earlier than six months after the Maturity Date, (ii) the new Indebtedness shall have terms and shall have conditions of default which are no more restrictive than those set forth in the Senior Notes Documents, (iii) the rate of interest payable on such Indebtedness shall be on terms that are consistent with then-market terms, and (iv) the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement (other than to finance reasonable finance fees, pre-payment premiums and expenses associated with such refinancing); provided, that, upon Agent’s and Majority Banks’ consent, the aggregate amount of such Indebtedness may be increased; and provided, further, that concurrently with the incurrence of such Indebtedness the aggregate amount of Indebtedness which Borrower or any of its Subsidiaries may incur for Permitted Acquisitions pursuant to §7.1(j)(ii)(B) shall be reduced by the amount of any such increase in Indebtedness hereunder.”

viii. Clause (b) of the definition of “Restricted Payments” in Section 1.1 of the Credit Agreement is hereby amended by adding the phrase “or which is evidenced by the ACC Senior Notes or any Permitted Refinancing Indebtedness thereof” immediately following the word “Obligations” in the fifth line thereof.

ix. The definition of “Security Documents” in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Security Documents. The Pledge Agreement, the Collateral Assignment of Proceeds, the Security Agreement, the Intellectual Property Security Agreements and all other instruments that shall from time to time be identified by the Agent and the Borrower as Security Documents.”

x. The definition of “Senior Debt” in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Senior Debt. In relation to any Person at any time, the aggregate amount of Funded Debt less Indebtedness outstanding under the Subordinated Debt Documents and any refinancing thereof, or any other subordinated Indebtedness incurred pursuant to § 7.1 herein.”

xi. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the proper alphabetical order:

“ACC Senior Notes. The notes of the Borrower issued pursuant to the ACC Senior Notes Indenture; provided, that (i) the ACC Senior Notes shall be senior unsecured obligations of the Borrower, (ii) to the extent such ACC Senior Notes shall be guaranteed, no Subsidiary of the Borrower, other than the Subsidiaries of the Borrower party to a Guaranty Agreement, shall be entitled to guaranty the ACC Senior Notes and any such guaranty shall be provided on a senior unsecured basis, (iii) the maturity of the ACC Senior Notes shall not be earlier than six months after the Maturity Date, (iv) the ACC Senior Notes shall have terms and conditions of default and covenants that are no more restrictive to the Borrower and its Subsidiaries than those set forth in the Loan Documents, and (v) the aggregate principal amount of Indebtedness represented by the ACC Senior Notes shall not exceed $455,000,000.”

“ACC Senior Notes Indenture. The Indenture by and among the Borrower, as issuer, and the trustee party thereto, governing the ACC Senior Notes, which shall be in form and substance customary for similar senior notes offered in the United States capital markets and reasonably satisfactory to the Agent and the Majority Banks.”

“Amendment No. 3. Amendment No. 3 to Credit Agreement and Amendment No. 2 to Collateral Assignment, dated as of April 29, 2010, among the Borrower, the Guarantors, the Banks, the Agent and the Syndication Agent.”

“Amendment No. 3 Effective Date. See Section 3(a) of Amendment No. 3.”

“Intellectual Property Security Agreement. See Section 3(a)(vi) of Amendment No. 3.”

“Lien. Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).”

“Real Property. All real property owned or leased by the Borrower or any of the Loan Parties.”

“Security Agreement. See Section 3(a)(v) of Amendment No. 3.”

“Senior Notes Documents. Collectively, the ACC Senior Notes and the ACC Senior Notes Indenture.”

“Senior Secured Debt. In relation to any Person at any time, the aggregate amount of Senior Debt that in each case is then secured, or intended to be secured, by Liens on property or assets of the Borrower or its Subsidiaries.”

“Senior Secured Leverage Ratio. See § 8.3.”

(b) Section 2.5 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

“If the Borrower requests a Borrowing of Eurodollar Rate Loans in a Loan Request but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.”

(c) Section 2.10(a) of the Credit Agreement is hereby amended by adding the phrase “or the ACC Senior Notes Indenture” immediately following the phrase “the ACC 7 3/4 % Senior Subordinated Indenture” appearing twice in such Section 2.10(a).

(d) Section 3.3 of the Credit Agreement is hereby amended by adding the following to the end thereof:

“If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the Banks, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent or any Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent or any Bank, as the case may be, under §§ 3.12 or 3.13or under § 11. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.”

(e) Section 3.5 of the Credit Agreement is hereby amended by:

(i) amending and restating clause (e) thereof to read in its entirety as follows:

“Any Bank, if requested by Borrower or Agent, shall deliver such documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Bank is subject to U.S. federal backup withholding or information reporting requirements. Notwithstanding the foregoing, no Bank shall be required to deliver any documentation that it is not legally entitled to deliver.”

and (ii) replacing the phrase “§ 3.5” in the sentence following clause (f) with the word “Agreement.”

(f) Section 4 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

“Pursuant to and in accordance with the terms of the Security Agreement, the Obligations shall be secured by a perfected first priority security interest in substantially all of the assets of the Loan Parties, whether now owned or hereafter acquired, as more fully set forth in such Security Agreement.”

(g) Section 5.1 of the Credit Agreement is hereby amended by amending and restating clause (b)(iii) thereof to read in its entirety as follows:

“(iii) do not conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any contractual obligation to which the Borrower or any of its Subsidiaries is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries which, in the case of this clause (iii), would have a materially adverse effect on the business, assets or financial condition of the Borrower or the Borrower and its Subsidiaries, taken as a whole and”

(h) Section 5.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 5.2 Governmental Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental agency or authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any of the Borrower or any of its Subsidiaries of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created and required to be perfected under the Security Documents or (d) the enforcement against the Borrower by the Agent or any Secured Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except (i) filings and other actions as have been (or substantially simultaneously with the Amendment No. 3 Effective Date will be) obtained or made and are in full force and effect, (ii) that the exercise of certain rights under the Loan Documents may require the consent of the FCC or that actions be taken in compliance with the Securities Act of 1933, as amended, or with other applicable law, and (iii) those filings or actions the failure of which to obtain or make would not have a materially adverse effect on the rights and remedies of the Agent or of the Banks under any Loan Document.”

(i) Section 5.3 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 5.3 Title to Properties; Leases. Other than as noted on the audited consolidated financial statements of the Borrower and its Subsidiaries as at the Balance Sheet Date, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date or pursuant to § 7.5 hereof and except for defects of title to certain real property which do not materially impair the value or usefulness thereof), subject to no Liens, except to the extent permitted pursuant to § 7.2 hereof. The Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all leases under which they are operating, and all said leases are valid and subsisting and in full force and effect except to the extent that the failure to enjoy peaceful and undisturbed possession of such lease or the failure of such lease to be valid, subsisting and in full force and effect does not have a material adverse effect on the assets, financial condition or business of the Borrower and its Subsidiaries, taken as a whole.”

(j) Section 5.10 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 5.10 Tax Status. The Borrower and its Subsidiaries have (a) made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject or properly filed for and received extensions with respect thereto which are still in full force and effect and which have been fully complied with in all material respects, (b) paid all taxes and other governmental assessments and charges imposed upon any of them (whether or not shown or determined to be due on such returns), reports and declarations, except those being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, have been established and (c) set aside on their books provisions reasonably adequate for the payment of all estimated taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim. Proper and accurate amounts have been withheld by the Borrower and each of its Subsidiaries from their respective employees for all periods in material compliance with all Applicable Laws and such withholdings have been timely paid to the respective Governmental Authorities.”

(k) Section 6.7 of the Credit Agreement is hereby amended by adding the phrase “or that are imposed upon it with respect to its employees” immediately following the phrase “or profits therefrom” in the ninth line thereof.

(l) Section 6.12(b) of the Credit Agreement is hereby amended by adding the phrase “or under the Senior Note Documents or any Permitted Refinancing Indebtedness thereof” immediately following the phrase “under the Subordinated Debt Documents” appearing twice in such Section 6.12(b).

(m) Section 6.18 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 6.18 Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i) Within 30 days (or such longer period of time as may be determined by the Agent) after such formation or acquisition, cause such Subsidiary to duly execute and deliver to the Agent a guaranty or guaranty supplement, substantially in the form of the Guaranty Agreement,

(ii) within 30 days (or such longer period of time as may be determined by the Agent) after such formation or acquisition, cause such Subsidiary to duly execute and deliver, to the Agent security agreement supplements, supplements to the Intellectual Property Security Agreement and other security and pledge agreements, in accordance with the terms of the Security Documents (including delivery of all of the issued and outstanding shares of the capital stock or partnership or membership interests, as applicable, in and of such Subsidiary held by a Loan Party and including supplements to the schedules to such agreements), securing payment of all the Obligations of such Subsidiary under the Loan Documents,

(iii) within 30 days (or such longer period of time as may be determined by the Agent) after such formation or acquisition, cause such Subsidiary to take whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) may be necessary or advisable in the reasonable opinion of the Agent to perfect Liens on the properties purported to be subject to security agreement supplements, supplements to the Intellectual Property Security Agreement and security and pledge agreements delivered pursuant to this § 6.18, and

(iv) within 30 days (or such longer period of time as may be determined by the Agent) after such formation or acquisition, to the extent requested by the Agent, deliver to the Agent a signed copy of an opinion, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Agent may reasonably request.

(n) Section 7.1(b) of the Credit Agreement is hereby amended and restated in full to read as follows:

“(b)(i) until the date of redemption or purchase by the Borrower of the ACC 7 3/4 % Senior Subordinated Notes, Indebtedness of the Borrower under the ACC 7 3/4 % Senior Subordinated Notes in the maximum aggregate principal amount of $455,000,000, less any repayments, prepayments, redemptions, repurchases, defeasances or cancellations of such Indebtedness, which Indebtedness shall include, without limitation, all accrued unpaid interest on such Indebtedness at a rate not to exceed seven and three-quarters percent (7 3/4%) per annum and any prepayment penalty in respect of such redemption or repurchase and (ii) Indebtedness of the Borrower under the ACC Senior Notes in the maximum aggregate principal amount of $455,000,000 less any repayments, prepayments, redemptions, repurchases, defeasances or cancellations of such Indebtedness, plus all accrued unpaid interest on such Indebtedness at a rate not to exceed eight percent (8%) per annum;”

(o) Section 7.1(k) of the Credit Agreement is hereby amended and restated in full to read as follows:

“(k) intercompany Indebtedness of any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower in respect of Investments permitted by §7.3 and made pursuant to an intercompany note in form and substance reasonably satisfactory to the Agent and which provides that any such intercompany Indebtedness is subordinated to the Obligations;”

(p) Section 7.1 of the Credit Agreement is hereby amended by re-lettering clause (l) thereof as clause (r) and by adding the following new clauses immediately following clause (k) therein:

“(l) Indebtedness issued by the Borrower or any of its Subsidiaries to finance Restricted Payments to the extent permitted under Section 7.4(d); provided, that at the time payment is made by the Borrower or its Subsidiaries in respect of such Indebtedness (i) no Default or Event of Default is continuing or would result therefrom after giving pro forma effect to such payment, any related transactions and any transactions, if any, consummated pursuant to §§ 7.4(g) and 7.5(g), as if they had occurred as of the end of the Pro Forma Test Date (as defined in § 7.4(d)); and, provided, further, that (i) the Total Leverage Ratio, after giving pro forma effect to such payments and transactions as if they had occurred as of the Pro Forma Test Date, will not exceed 6.75:1.0, (ii) the Senior Secured Leverage Ratio, after giving pro forma effect to such payments and transactions as if they had occurred as of the Pro Forma Test Date, will not exceed 1.0:1.0 and (iii) the Agent and the Banks shall have received, prior to the payment of such Indebtedness, a statement certified by the principal financial officer of the Borrower and setting forth in reasonable detail computations evidencing compliance, on a pro forma basis, with the covenants contained in subclauses (i) and (ii) above as at the Pro Forma Test Date;

(m) Indebtedness arising from agreements of the Borrower or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary permitted by § 7.5;

(n) Indebtedness incurred by the Borrower or any Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(o) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within two business days;

(p) cash management obligations and Indebtedness in respect of netting services, employee credit card programs and similar arrangements in connection with cash management and deposit accounts;

(q) guarantees in respect of Indebtedness otherwise permitted under this § 7.1; and”

(q) Section 7.2 of the Credit Agreement is hereby amended by amending and restating clause (vii) in its entirety, by renumbering clause (viii) thereof as clause (xi), and by adding the following new clauses immediately following clause (vii) therein:

“(vii) Liens under the Security Documents securing the Obligations;

(viii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(ix) Liens arising by virtue of statutory or common law provisions relating to banker’s liens, rights of setoff or similar rights with respect to deposit accounts;

(x) Liens (A) on cash advances in favor of the seller of any property to be acquired in a Investment permitted by § 7.3 and applied against the purchase price for such Investment and (B) consisting of an agreement to dispose of assets in an asset disposition permitted by § 7.5; and”

(r) Section 7.3 of the Credit Agreement is hereby amended by amending and restating clause (j) in its entirety, by relettering clause (k) thereof as clause (n) and by adding the following new clauses immediately following clause (j) therein:

“(j) Investments constituting Restricted Payments permitted by § 7.4;

(k) guarantees of Indebtedness permitted by § 7.1;

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m) the acquisition and holding of accounts, chattel paper and notes receivable owing to it, if (i) created or acquired in the ordinary course of business and (ii) payable or dischargeable in accordance with customary trade terms; and”

(s) Sections 7.4(b) and 7.4(c) of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

“(b)(i) payments by the Borrower of accrued unpaid interest on the ACC 7 3/4% Senior Subordinated Notes; provided, that such payments are required by the interest payment provisions contained in the ACC 7 3/4% Senior Subordinated Indenture and (ii) payments by the Borrower of accrued unpaid interest on the ACC Senior Notes; provided, that such payments are required by the interest payment provisions contained in the ACC Senior Notes Indenture as in effect on the Amendment No. 3 Effective Date or as amended from time to time in compliance with this Credit Agreement;

(c)(i) mandatory redemptions by the Borrower of ACC 7 3/4 % Senior Subordinated Notes in amounts required by the ACC 7 3/4% Senior Subordinated Indenture as in effect on the Amendment No. 3 Effective Date or as amended from time to time in compliance with this Credit Agreement; and (ii) mandatory redemptions by the Borrower of ACC Senior Notes in amounts required by the ACC Senior Notes Indenture as in effect on the Amendment No. 3 Effective Date or as amended from time to time in compliance with this Credit Agreement;”

(t) Section 7.4(d) of the Credit Agreement is hereby amended by replacing the phrase “Senior Leverage Ratio” in clause (ii) thereof with the phrase “Senior Secured Leverage Ratio.”

(u) Section 7.4(f) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(f) voluntary redemptions or repurchases by the Borrower of ACC 7 3/4% Senior Subordinated Notes or of the ACC Senior Notes; provided, that (i) the Total Leverage Ratio, after giving pro forma effect to such payment, any related transactions and any transaction, if any, consummated pursuant to §§ 7.4(d) and 7.5(g), as if they had occurred as of the Pro Forma Test Date (as defined above), will not exceed 6.75:1.0, (ii) the Senior Secured Leverage Ratio, after giving pro forma effect to such payments and transactions as if they had occurred as of the Pro Forma Test Date, will not exceed 1.0:1.0 and (iii) the Agent and the Banks shall have received, prior to the making of such Restricted Payment, a statement certified by the principal financial officer of the Borrower and setting forth in reasonable detail computations evidencing compliance on a pro forma basis, with the covenants contained in subclauses (i) and (ii) above as at the Pro Forma Test Date (as defined above); provided further, that notwithstanding the foregoing, solely with respect to the voluntary redemption or repurchase of the ACC 7 3/4 % Senior Subordinated Notes with the proceeds of ACC Senior Notes, the Borrower will not be required to comply with clauses (i), (ii) and (iii) above.”

(v) Section 7.11 of the Credit Agreement is hereby amended by adding the phrase “or Senior Notes Document” immediately following the phrase “Subordinated Debt Document” in the fourth line thereof.

(w) Section 7.13 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 7.13 Cash Management. The amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries shall not exceed $10,000,000 in the aggregate on more than four Business Days in any consecutive five Business Day period; provided, however, that such restriction shall not apply at any time that no Loans are outstanding; and provided, further, that such restriction shall not apply to any proceeds of the ACC Senior Notes that will be used by the Borrower within 90 days after the issuance of the ACC Senior Notes to redeem or repurchase the ACC 7 3/4 % Senior Subordinated Notes.”

(x) Section 7.14 of the Credit Agreement is hereby amended and restated in full to read as follows:

“Section 7.14 Burdensome Agreements. The Borrower will not and will not permit any of its Subsidiaries to enter into or permit to exist any contractual obligation (other than this Agreement, any other Loan Document, the Subordinated Debt Documents and the

Senior Notes Documents) that (a) limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist a Lien or security interest on property of such Person in favor of the Agent or the Banks; provided, however, that this clause (a) shall not prohibit any negative pledge incurred or provided in favor of any holder or beneficiary of a Permitted Lien solely to the extent any such negative pledge relates to the property the subject of such Permitted Lien or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, further, that neither clause (a) nor (b) shall prohibit any agreement containing customary restrictions on leases, subleases, licenses or joint venture agreement other permitted hereby so long as such restrictions relate to the assets subject thereto.”

(y) Section 8.3 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 8.3 Senior Secured Leverage Ratio. The Borrower will not permit the ratio of (a) Senior Secured Debt as of any date to (b) Consolidated EBITDA for the four (4) consecutive fiscal quarters most recently ended for which the Borrower has supplied or is required to supply financial statements pursuant to §6.4(a), and following the Closing, a Compliance Certificate (the “Senior Secured Leverage Ratio”), to exceed 1.25:1.0.”

(z) Section 10.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 10.1 Representations True; No Event of Default. Each of the representations and warranties of the Borrower contained in this Credit Agreement or in any document or instrument delivered pursuant to or in connection with this Credit Agreement or the other Loan Documents shall be true and correct in all material respects on and as of the time of the making of the Loan (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this § 10.1, the representations and warranties contained in § 5.4.1 shall be deemed to refer to the most recent statements furnished pursuant to §§ 6.4(a), (b) and (c)). No Default or Event of Default shall have occurred and be continuing.”

(aa) Section 11.1(c)(iii) of the Credit Agreement is hereby amended by adding the phrase “or in any Senior Note Document” immediately following the phrase “set forth in any Subordinated Debt Document” appearing twice in such Section 11.1(c)(iii).

(bb) Section 11.1 of the Credit Agreement is hereby amended by adding a new clause (v) immediately following clause (u), to read in its entirety as follows:

“(v) any failure by the Borrower to redeem or purchase in full the ACC 7 3/4 % Senior Subordinated Notes within 90 days after the issuance of the ACC Senior Notes;”

(cc) Section 13.1 of the Credit Agreement is hereby amended by designating the existing paragraph thereof as clause (a) and by adding a new clause (b) immediately following, to read in its entirety as follows:

“(b) The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Banks (including in its capacities as a potential Cash Management Bank) for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Agent, in its capacity as “collateral agent,” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to § 13.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits (and subject to the limitations) of all provisions of this § 13 and §§ 14, 19 and 23 (including § 14(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.”

(dd) Section 13.3 of the Credit Agreement is hereby amended by amending and restating clause (d)(iv) thereof, by adding a new clause (d)(v), and by redesignating clause (d)(v) thereof as clause (d)(vi), with clauses (d)(iv) and (d)(v) to read in their entirety as follows:

“(iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral,”

Section 17 of the Credit Agreement is hereby amended by replacing the word “may” in the second sentence of clause (c) thereof with the word “shall.”

(ee) Section 28 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof, to read in its entirety as follows:

“The Borrower shall, promptly following a request by the Agent or any Bank, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.”

(ff) Schedule 1.1 to the Credit Agreement is hereby amended and restated in full, as of the Amendment No. 3 Effective Date, by Schedule 1.1 hereto.

SECTION 2. Amendment to the Collateral Assignment. Section 4 of the Collateral Assignment is hereby amended by amending and restating the definition of “Secured Parties” to read in its entirety as follows:

““Secured Parties” shall mean the Agent, the Banks, the Cash Management Banks and any Bank or Affiliate of a Bank that has entered into an interest rate protection agreement with any Loan Party.”

SECTION 3. Conditions of Effectiveness.

(a) This Amendment shall be deemed effective when, and only when (the “Amendment No. 3 Effective Date”), (i) the Agent shall have received counterparts of this

Amendment executed by the Borrower, the Guarantors and the Majority Banks or, as to any of the Banks, advice satisfactory to the Agent that such Bank has executed this Amendment, (ii) the Agent shall have received evidence of payment by Bank of America to Deutsche Bank Trust Company Americas in respect of the reduction in Deutsche Bank Trust Company Americas’ Commitments as set forth on Schedule 1.1 attached hereto, (iii) the Borrower shall have paid to each Bank that executes this Amendment, in immediately available funds, an amendment fee equal to 0.00375 multiplied by the amount of such Bank’s Commitment as of the date hereof, after giving effect to this Amendment, and (iv) the Agent shall have received all of the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Agent (unless otherwise specified) and in sufficient copies for each Bank, in form and substance satisfactory to the Agent:

i. an opinion of Fulbright & Jaworski, L.L.P., counsel for the Loan Parties, in the form of Exhibit A attached hereto;

ii. certificates signed by a duly authorized officer of the Borrower and each Guarantor stating that:

(i) The representations and warranties contained in Section 4 are correct on and as of the date of such certificate as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a date other than the date of such certificates; and

(ii) No event has occurred and is continuing that constitutes a Default.

iii. a perfection certificate, in substantially the form of Exhibit B hereto, duly completed and executed by a Responsible Officer of each Loan Party.

iv.(A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) a copy of a Certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party certifying as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office.

v. a security agreement (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.18, in each case as amended by this Amendment, the “Security Agreement”), duly executed by each Loan Party, together with:

(i) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(ii) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(iii) completed requests for information, dated as of a recent date, listing the effective financing statements filed in the jurisdictions referred to in clause (ii) above that name any Loan Party as debtor, together with copies of such other financing statements,

(iv) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Agent may deem necessary or desirable in order to perfect the Liens created thereby, and

(v) evidence that all other action that the Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken.

vi. an intellectual property security agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.18 of the Credit Agreement, as amended by this Amendment, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party.

vii. evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Agent, on behalf of the Banks, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral.

(b) On the Amendment No. 3 Effective Date, pursuant to the request of the Borrower, the Total Commitments will be automatically reduced to $60,000,000.

SECTION 4. Representations and Warranties of the Loan Parties.

Each Loan Party represents and warrants as follows:

(a) The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the authority and legal right of the Borrower and its Subsidiaries, (ii) have been duly authorized by all necessary proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries which would have a materially adverse effect on the business, assets or financial condition of the Borrower or the Borrower and its Subsidiaries, taken as a whole and (iv) do not conflict with any provision of the charter or the by-laws or limited liability company agreement, as applicable, or any agreement or any instrument binding upon, the Borrower or any of its Subsidiaries.

(b) The execution and delivery of this Amendment will result in valid and legally binding obligations of the Borrower and each such Subsidiary enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(c) The execution, delivery and performance by the Borrower and its Subsidiaries of this Amendment and the transactions contemplated hereby do not require the Borrower or any of its Subsidiaries to obtain the approval or consent of, to make a filing with, or to perform or obtain the performance of any other act by or in respect of any governmental agency or authority, except (i) filings and other actions taken in connection with the perfection or maintenance of the Liens created under the Security Documents, (ii) as have been obtained or made and are in full force and effect, (iii) the exercise of certain rights under the Loan Documents may require the consent of the FCC or actions be taken in compliance with the Securities Act of 1933, as amended, or other applicable law and (iv) those the failure of which to obtain or make would not have a materially adverse effect on the rights and remedies of the Agent or Banks under any Loan Document.

(d) There are no actions, suits, proceedings or investigations of any kind pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board which question the validity of this Amendment or any action taken or to be taken pursuant hereto.

SECTION 5. Reference to and Effect on the Loan Documents.

(a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement and each of the other Loan Documents to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement or the Collateral Assignment, and each reference to “the Credit Agreement”, “the Collateral Assignment of Proceeds,” “thereunder”, “thereof” or words of like import referring to the Credit Agreement or the Collateral Assignment shall mean and be a reference to the Credit Agreement or the Collateral Assignment, as applicable, as amended by this Amendment.

(b) The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Bank or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d) This Amendment is a “Loan Document” under and as defined in the Credit Agreement, as amended by this Amendment.

SECTION 6. Costs, Expenses.

The Borrower agrees to pay on demand all reasonable, out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of the Loan Documents and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 14(a) of the Credit Agreement. In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

SECTION 7. Execution in Counterparts.

This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8. GOVERNING LAW.

THIS AMENDMENT IS A CONTRACT UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER, THE AGENT AND THE BANKS CONSENT TO THE JURISDICTION IN ANY OF THE FEDERAL OR STATE COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY MATTER RELATING TO THIS AMENDMENT.

SECTION 9. Release/Covenant Not to Sue.

(a) In consideration of the agreements of Agent and Banks contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and each other Loan Party (by such other Loan Party’s execution and delivery of this Amendment), on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Banks, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Bank and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, Borrower or such Loan Party or any of their successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto; provided, however, that the foregoing shall not be construed to release the Agent or the Banks, or their successors or assignees, from either their obligations under any of the Loan Documents, as amended by this Amendment, from and after the date of this Amendment or any claim on account of or in relation thereto, notwithstanding the fact that the Agent or the Banks became a party to a Loan Document prior to such date.

(b) Borrower and each other Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Borrower and each other Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(d) Borrower and each other Loan Party (by such other Loan Party’s execution and delivery of this Amendment), on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower and each other Loan Party pursuant to this Section 10. If Borrower, any other Loan Party or any of their respective successors, assigns or other legal representations violates the foregoing covenant, Borrower and each other Loan Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALLBRITTON COMMUNICATIONS COMPANY, as the Borrower

By	/s/ Stephen P. Gibson
Name: Stephen P. Gibson
Title: Senior Vice President

ALLFINCO, INC., as Guarantor

By	/s/ Stephen P. Gibson
Name: Stephen P. Gibson
Title: Vice President

KATV, LLC,
as Guarantor

By	/s/ Stephen P. Gibson
Name: Stephen P. Gibson
Title: Vice President

KTUL, LLC,
as Guarantor

By	/s/ Stephen P. Gibson
Name: Stephen P. Gibson
Title: Vice President

WSET, INCORPORATED,
as Guarantor

By	/s/ Stephen P. Gibson
Name: Stephen P. Gibson
Title: Vice President

ALLBRITTON TELEVISION PRODUCTIONS, INC., as Guarantor

By	/s/ Stephen P. Gibson
Name: Stephen P. Gibson
Title: Vice President

TV ALABAMA, INC.,
as Guarantor

By	/s/ Stephen P. Gibson
Name: Stephen P. Gibson
Title: Vice President

[Signature Page to Amendment No. 3 to Credit Agreement and Amendment No. 2 to Collateral Assignment]

HARRISBURG TELEVISION, INC.,
as Guarantor

By	/s/ Stephen P. Gibson
Name: Stephen P. Gibson
Title: Vice President

ACC LICENSEE INC.,
as Guarantor

By	/s/ Stephen P. Gibson
Name: Stephen P. Gibson
Title: Vice President

[Signature Page to Amendment No. 3 to Credit Agreement and Amendment No. 2 to Collateral Assignment]

BANK OF AMERICA, N.A., as the Agent and as Bank

By	/s/ Peter van der Horst
Name: Peter van der Horst
Title: Senior Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Bank

By:	/s/ Susan LeFevre
Name: Susan LeFevre
Title: Managing Director

By:	/s/ Paul O’Leary
Name: Paul O’Leary
Title: Director

[Signature Page to Amendment No. 3 to Credit Agreement and Amendment No. 2 to Collateral Assignment]

Schedule 1.1

Banks

	Commitment	Percentage of Commitment
Bank of America, N.A.	$30,000,000.00	50.000000000%
Deutsche Bank Trust Company Americas	$30,000,000.00	50.000000000%
Totals:	$60,000,000.00	100%

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